PDI CONTACT:                                                                                           INVESTOR CONTACTS:
Jeffrey E. Smith                                                                                              Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer                                                                                                  Kim Sutton Golodetz (kgolodetz@lhai.com)
(201) 258-8451                                                                                                                        (212) 838-3777
jesmith@pdi-inc.com                                                                                            Bruce Voss (bvoss@lhai.com)
www.pdi-inc.com                                                                                          (310) 691-7100

PDI Announces Termination of Promotion Agreement

SADDLE RIVER, N.J. (April 22, 2009) – PDI, Inc. (NASDAQ: PDII), a pioneer in providing contract sales and commercialization services to the biopharmaceutical industry, today announced that PDI and Novartis have agreed to terminate a promotion agreement that was entered into in April 2008 under PDI’s product commercialization initiative whereby PDI deployed a sales field force and provided other promotional activities to promote a Novartis branded product in the United States. PDI discontinued all promotional activities related to the product effective as of April 22, 2009. In connection with the termination of this agreement, Novartis will receive credits for services that PDI is currently providing to Novartis under a fee for service sales force agreement for another Novartis branded product.

In the fourth quarter of 2008 PDI recorded a contract loss accrual of approximately $10.3 million, representing the anticipated future loss expected to be incurred to fulfill its obligations under this contract through February 1, 2010, which was the early termination date in the contract.  While PDI is currently evaluating the net impact on earnings of the termination of this contract on April 22, 2009 and the credits to be provided to Novartis for other services, it currently anticipates a net positive impact on earnings.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

PDI currently operates in three business segments: Sales Services, Marketing Services and Product Commercialization.  Our sales services include Performance Sales Teams™, which are dedicated pharmaceutical sales force teams for specific customers; Select Access™, our targeted sales solution that leverages an existing sales force and infrastructure; and PDI ON DEMAND, a suite of innovative sales services that provide rapid, customized sales force solutions tailored to meet the local, regional and seasonal needs of our customers.  Our marketing services include marketing research and consulting services through TVG, and medical communications services through Pharmakon.  Our product commercialization solutions leverage our considerable sales and marketing expertise to manage products throughout their lifecycles.  PDI's experience extends across multiple therapeutic categories and includes office- and hospital-based initiatives.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  Such factors include, but are not limited to: effects of the current worldwide economic and financial crisis; changes in outsourcing trends or a reduction in promotional, marketing and sales expenditures in the pharmaceutical, biotechnology and life sciences industries; early termination of a significant services contract or the loss of one or more significant clients or a material reduction in service revenues from such clients; the ability to obtain additional funds in order to implement PDI’s business model; the ability to successfully develop and generate sufficient revenue from any product commercialization opportunities; the ability to successfully identify, complete and integrate any future acquisitions and the effects of any such acquisitions on PDI’s ongoing business; the ability to meet performance goals in incentive-based and revenue sharing arrangements with clients; competition in PDI’s industry; the ability to attract and retain qualified sales representatives and other key employees and management personnel; product liability claims against PDI; changes in laws and healthcare regulations applicable to PDI’s industry or PDI’s, or its clients’, failure to comply with such laws and regulations; the ability to increase revenues and successfully manage the size of PDI’s operations; volatility of PDI’s stock price and fluctuations in its quarterly revenues and earnings; potential liabilities associated with insurance claims; failure of, or significant interruption to, the operation of its information technology and communications systems; the results of any future impairment testing for goodwill and other intangible assets; and the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2008, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.